Exhibit 107

Calculation of Filing Fee Tables

Form S-4
(Form Type)

HNI Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Common shares	Common Shares, $1.00 par value per share	457(f)(1) 457(c)	4,892,050 (1)	$12.21	$120,703,142 (2)	0.0001102	$13,302 (3)
Fees Previously Paid	-	-	-	-	-	-		-
Carry Forward Securities
Carry Forward Securities	-	-	-	-		-			-	-	-	-
	Total Offering Amounts					$120,703,142 (2)		$13,302
	Total Fees Previously Paid							$13,302
	Total Fee Offsets							-
	Net Fees Due							-

1
Relates to the maximum number of common stock, $1.00 par value per share (“HNI common stock”), of the registrant, HNI Corporation, an Iowa corporation (“HNI”), issuable to holders of common stock, $0.05 par value per share (“Kimball common stock”) of Kimball International, Inc., an Indiana corporation (“Kimball”) and restricted stock units and performance restricted stock units of of Kimball, upon completion of the merger of Ozark Merger Sub, Inc., an Indiana corporation (“merger sub”) and a direct, wholly owned subsidiary of HNI, with and into Kimball (the “merger”), with Kimball surviving as a direct wholly owned subsidiary of HNI (the “surviving corporation”). The amount of HNI common stock to be registered is equal to the sum of (a) (i) 36,407,670 shares of Kimball common stock outstanding as of April 11, 2023, (ii) 908,145 shares of Kimball common stock issuable upon the exercise of Kimball restricted stock units outstanding as of April 11, 2023 and (iii) 286,410 shares of Kimball common stock issuable upon the exercise of Kimball performance restricted stock units outstanding as of April 11, 2023 multiplied by (b) 0.1301 (the “exchange ratio”).

2
Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and calculated in accordance with Rules 457(c) and 457(f)(1) promulgated thereunder. The proposed maximum aggregate offering price is solely for the purposes of calculating the registration fee and was calculated based upon the market value of shares of Kimball common stock (the securities to be cancelled in the mergers) in accordance with Rule 457(c) under the Securities Act as follows: (a) the product of (i) $12.21, the average of the high and low prices per share of Kimball common stock on April 14, 2023, as quoted on the Nasdaq, and (ii) 37,602,225, the estimated maximum number of shares of Kimball common stock that may be exchanged for the HNI shares being registered, minus (b) $338,420,025, the estimated aggregate amount of cash consideration to be paid by HNI in the merger, calculated as the product of (i) 37,602,225, the estimated maximum number of shares of Kimball common stock that may be exchanged for cash consideration in the merger, and (ii) $9.00, the cash portion of the merger consideration.

3	Calculated pursuant to Section 6(b) of the Securities Act at a rate equal to $110.20 per $1,000,000 of the proposed maximum aggregate offering price.